Exhibit 10.26

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS “[*****]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

GUARANTY OF LEASE

GUARANTY OF LEASE (this “Guaranty”) dated as of the 28th day of September, 2015, by MSG SPORTS & ENTERTAINMENT, LLC, a Delaware limited liability company, with an address at 2 Penn Plaza, New York, New York “Guarantor”), to RCPI LANDMARK PROPERTIES, L.L.C., a Delaware limited liability company having an address at c/o Tishman Speyer, 45 Rockefeller Plaza, New York, New York 10111 (“Landlord”).

W I T N E S S E T H:

WHEREAS, RCPI Trust, predecessor-in-interest to Landlord, and Radio City Productions LLC (“Tenant”) entered into an agreement of lease, dated as of December 4, 1997 (such lease, as modified by First Amendment to Lease dated as of February 19, 1999, Second Amendment to Lease dated as of November 6, 2002, Third Amendment to Lease dated as of August 14, 2008 and Fourth Amendment to Lease dated as of January 24, 2011, together with any modifications, amendments, extensions and renewals hereafter, being collectively called the “Lease”), covering space consisting of the Radio City Music Hall and portions of buildings commonly known as 1270 Avenue of the Americas, New York, New York and 50 Rockefeller Plaza, New York, New York (the “Premises”);

WHEREAS, unless otherwise provided herein all terms not defined herein shall have the meanings given in the Lease;

WHEREAS, in connection with the Lease, MSG Holdings, L.P., (the “Original Guarantor”), provided to Landlord the Guaranty of Lease dated as of December 4, 1997, as subsequently restated in its entirety pursuant to the Restated Guaranty of Lease dated as of August 14, 2008 and further amended pursuant to the First Amendment to Restated Guaranty dated as of March 22, 2010 and the Second Amendment to Restated Guaranty dated as of January, 2011 (collectively, the “Original Guaranty”);

WHEREAS, on the date hereof, all of Original Guarantor’s ownership interests in Tenant have been transferred to Guarantor; and

WHEREAS, by reason of such transfer, Article 35 of the Lease requires Guarantor to execute and deliver to Landlord a guaranty, in substantially the same form as the Original Guaranty, of (1) the performance by Tenant of all of the terms, covenants, conditions, obligations and agreements contained in the Lease on the part of Tenant to be performed thereunder, including, without limitation, the prompt payment when due of all Fixed Rent, Additional Rent, and all other sums required to be paid by Tenant under the Lease subject only to the limitation on liability set forth in paragraph l(b) below, and (2) any liability of Tenant arising out of a breach of any warranty or representation of Tenant contained in the Surrender Agreement (as hereinafter defined) (the liabilities and obligations contained in clauses (1) and (2) of this recital are collectively referred to herein as the “Covenants”);

NOW, THEREFORE, in satisfaction of the aforesaid requirement in Section 35 of the Lease, Guarantor agrees with Landlord as follows:

1.        (a) Guarantor unconditionally guarantees to Landlord the prompt, full and faithful payment, performance and observance of all Covenants; and Guarantor unconditionally covenants to Landlord that if default or breach shall at any time be made by Tenant in the Covenants, Guarantor shall well and truly pay or perform (or cause to be paid or performed) the Covenants and pay all damages and other amounts stipulated in the Lease with respect to the non-performance of the Covenants, or any of them. Guarantor shall pay to Landlord on demand all expenses (including, without limitation, reasonable attorneys’ fees and disbursements) of, or incidental to, or relating to the enforcement or protection of Landlord’s rights hereunder or Landlord’s rights under the Lease.

(b) Notwithstanding Section 1(a) above, Guarantor’s liability under this Guaranty shall not exceed the lesser of (a) the sum of (i) [*****] (ii) an amount equal to all Rent and Additional Rent payable under the Lease for the period commencing on (x) the date on which Tenant defaults in the payment of Rent due under the Lease or on any of the other Covenants which default on Tenant’s part remains uncured following the giving of any required notice (except that no such notice shall be required to the extent Landlord is stayed from giving such notice by the applicable provisions of the Bankruptcy Code) and the expiration of any applicable grace period so as to become an Event of Default under the Lease (provided, however, that if Tenant cures such Event of Default and Landlord accepts such cure, such default shall no longer be deemed to have become an Event of Default for purposes hereof) and ending on (y) the Surrender Date (as hereafter defined) assuming, for purposes of this computation only, that Landlord did not elect to terminate the Lease by reason of such Event of Default, and (iii) all expenses (including reasonable attorneys’ fees and disbursements) of, or incidental to, or relating to the enforcement or protection of Landlord’s rights hereunder or (b) the proceeds of a Letter of Credit or cash security posted by Guarantor pursuant to paragraph 2 below.

2.        (a) Guarantor covenants and agrees that for the Term of the Lease it shall maintain a Net Worth of not less than [*****]. Guarantor represents and warrants to Landlord that Guarantor is 100% owned by MSG Spinco, Inc. (“Spinco”). Guarantor shall deliver or cause to be delivered to Landlord, as soon as available and in no event later than 90 days after the close of each fiscal year either (i) annual consolidated financial statements for Guarantor prepared in accordance with generally accepted accounting principles, which shall be certified by an officer of Guarantor and audited by an independent accounting firm which shall be any one of the so-called “Big Four” accounting firms or any other accounting firm reasonably acceptable to Landlord, or (ii) both (A) annual consolidated financial statements for Spinco prepared in accordance with generally accepted accounting principles, which shall be certified by an officer of Spinco and audited by an independent accounting firm which shall be any one of the so-called “Big Four” accounting firms or any other accounting firm reasonably acceptable to Landlord, and (B) an annual consolidating balance sheet for Spinco prepared in accordance with generally accepted accounting principles, which shall be certified by the Chief Financial Officer of Spinco or a Senior Vice President, Finance of Spinco, and which consolidating balance sheet shall show the assets, liabilities and equity of Guarantor in sufficient detail for Landlord to determine if Guarantor’s Net Worth shall fail to meet the Net Worth requirement set forth above. The only effect of the breach of the foregoing covenants shall be that such breach shall constitute an Event of Default under the Lease. Landlord shall have all of its rights against Guarantor by reason of the occurrence of an Event of Default under the Lease, but shall have no independent right of action against Guarantor by reason of the breach of the foregoing covenants.

(b) Notwithstanding anything in Section 2(a) to the contrary, if as of the close of any of Guarantor’s fiscal quarters (in the case of clause (i) of Section 2(a)) or Spinco’s fiscal quarters (in the case of clause (ii) of Section 2(a)) during the term of the Lease, Guarantor’s Net Worth shall fail to meet the requirement set forth in Section 2(a) above (the “Failure”), then within 10 days after the financial statement for such quarter was completed, Guarantor shall notify Landlord of the Failure and within 30 days thereafter, Guarantor shall have the right, at Guarantor’s election, either to deposit with Landlord, in lieu of this Guaranty, (1) a “clean”, unconditional, irrevocable and transferable letter of credit (the “Letter of Credit”) in the amount of [*****], and in form reasonably satisfactory to Landlord, issued by and drawn on a bank reasonably satisfactory to Landlord in its sole discretion or which is a member of the New York Clearing House Association, for the benefit of Landlord, for a term of not less than one year, as security for the faithful performance and observance by Tenant of the terms, covenants, conditions and provisions of the Lease; provided that the Letter of Credit shall contain, if commercially obtainable, an “evergreen” provision, providing that the term of such letter of credit shall automatically be extended for successive additional periods of one year but not beyond 45 days after the then Expiration Date unless, not less than 30 days prior to any then pending Expiration Date, the bank issuing such Letter of Credit shall give Landlord written notice of its election not to renew the Letter of Credit at the address provided for in the Lease, and if Guarantor shall not provide a replacement Letter of Credit within 10 days after such notice from the issuing bank, in which event Landlord shall have the right to draw under the Letter of Credit and to retain the proceeds as hereinafter provided or, if such “evergreen provision” is not commercially obtainable, the Letter of Credit shall provide by its terms that it shall not expire prior to 45 days after the then Expiration Date, or (2) cash in the amount of [*****] which Landlord shall deposit in a standard interest-bearing security deposit account in a bank located in New York State, provided that if Guarantor’s Net Worth is less than [*****], Tenant shall only have the right to deposit with Landlord a Letter of Credit in the amount of [*****] hereunder. To the extent not prohibited by law, Landlord shall be entitled to receive and retain as an administrative expense an amount equal to interest on the cash security at the rate of 0.1% per annum, which amount Landlord shall have the right to withdraw, at any time and from time to time, as Landlord may determine. The balance of the interest shall be paid to Guarantor annually. Landlord shall not be required to credit Guarantor with any interest for any period during which Landlord does not actually receive interest on the cash security. If an Event of Default or, during the pendency of any bankruptcy or insolvency proceeding brought by or against Tenant, any monetary default shall occur and be continuing, Landlord may apply the cash security or draw under the Letter of Credit and apply the whole or any part of the proceeds thereof toward the payment of any item of rent or additional rent as to which Tenant is in default. If Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of the Lease, the cash security or the Letter of Credit, as the case may be, shall be returned to Guarantor within 45 days after the expiration of the Lease. If Guarantor shall fail to replace a Letter of Credit that the issuing bank is not renewing as aforesaid, Landlord may draw under the Letter of Credit and retain the proceeds thereof as cash security in lieu of the Letter of Credit and apply same as contemplated by this Section 2. It is expressly understood and agreed that the breach of the covenant set forth in Section 2(a) hereof shall not be deemed an Event of Default under the Lease unless Guarantor shall have failed to deliver the cash security or Letter of Credit to Landlord within the time period set forth herein. Upon delivery of the cash security or Letter of Credit, this Guaranty shall be without recourse to Guarantor other than against the Letter of Credit and/or cash delivered under this Section 2.

3.        The liability of Guarantor hereunder shall not be impaired, abated, deferred, diminished, modified, released, terminated or discharged, in whole or in part, or otherwise affected, by any event, condition, occurrence, circumstance, proceeding, action or failure to act, with or without notice to, or the knowledge or consent of, Guarantor, including, without limitation:

(a) any amendment, modification or extension of the Lease or any Covenant;

(b) any extension of time for performance, whether in whole or in part, of any Covenant given prior to or after default thereunder;

(c) any exchange, surrender or release, in whole or in part, of any security which may be held by Landlord at any time for or under the Lease;

(d) any other guaranty now or hereafter executed by Guarantor or anyone else;

(e) any waiver of or assertion or enforcement or failure or refusal to assert or enforce, in whole or in part, any Covenant, claim, cause of action, right or remedy which Landlord may, at any time, have under the Lease or with respect to any guaranty or any security which may be held by Landlord at any time for or under the Lease or with respect to Tenant;

(f) any act or omission or delay to do any act by Landlord which may in any manner or to any extent vary the risk of Guarantor or which would otherwise operate as a discharge of Guarantor as a matter of law;

(g) the release of any other guarantor from liability for the performance or observance of any Covenant, whether by operation of law or otherwise;

(h) the failure to give Guarantor any notice whatsoever except to the extent required by the Lease;

(i) any right, power or privilege that Landlord may now or hereafter have against any person, entity or collateral;

(j) any assignment conveyance, mortgage, merger or other transfer, voluntary or involuntary (whether by operation of law or otherwise) of all or part of the interest or rights of Landlord under the Lease.

(k) any assignment, conveyance, mortgage, merger or other transfer, voluntary or involuntary (whether by operation of law or otherwise), of all or any part of Tenant’s interest in the Lease except to the extent expressly provided in the Lease.

If any agreement between Landlord and Tenant shall extend the time of performance or modify any of the Covenants, Guarantor shall continue to be liable upon this Guaranty according to the tenor of the Lease without regard to such agreement except to the extent Guarantor shall consent in writing to such agreement.

4.        To charge Guarantor under this Guaranty no demand shall be required, Guarantor hereby expressly waiving any such demand. Landlord shall have the right to enforce this Guaranty without pursuing any right or remedy of Landlord against Tenant or any other party, or any security Landlord may hold, it being intended that immediately upon any breach or default by Tenant in the performance or observance of any Covenant, Guarantor shall be obligated to Landlord as provided in this Guaranty. Landlord may commence any action or proceeding based upon this Guaranty directly against Guarantor without making Tenant or anyone else a party defendant in such action or proceeding. Any one or more successive and/or concurrent actions may be brought hereon against Guarantor either in the same action, if any, brought against Tenant and/or any other party or in separate actions, as often as Landlord, in its sole discretion, may deem advisable.

5.        This Guaranty shall be binding upon Guarantor and its successors and permitted assigns, and shall inure to the benefit of and may be enforced by the successors and assigns of Landlord or by any party to whom Landlord’s interest in the Lease or any part thereof, including the rents, may be assigned whether by way of mortgage or otherwise. Wherever in this Guaranty reference is made to either Landlord or Tenant, the same shall be deemed to refer also to the then successor or assign of Landlord or Tenant.

6.        Guarantor hereby expressly waives and releases (a) notice of the acceptance of this Guaranty and notice of any change in Tenant’s financial condition; (b) the right to interpose any substantive or procedural defense of the law of guaranty, indemnification or suretyship, except the defense of prior payment or prior performance by Tenant or that Tenant has no obligation to pay or perform

(of the obligations which Guarantor is called upon to pay or perform under this Guaranty); (c) all rights and remedies accorded by applicable law to guarantors or sureties, including without limitation, any extension of time conferred by any law now or hereafter in effect; (d) the right to trial by jury, in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to this Guaranty or the interpretation, breach or enforcement thereof; (e) the right to interpose any defense (except as allowed under (b) above), set off or counterclaim of any nature or description in any action or proceeding; and (f) any right or claim of right to cause a marshaling of Tenant’s assets or to cause Landlord to proceed against Tenant and/or any collateral held by Landlord at any time or in any particular order (except as expressly provided in Section 3 hereof).

7.        Neither Guarantor’s obligation to make payment in accordance with this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed, stayed, released or limited in any manner by any impairment, modification, change, release, limitation or stay of the liability of Tenant or its estate in bankruptcy or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the Bankruptcy Code of the United States or other statute or from the decision of any court interpreting any of the same, and Guarantor shall be obligated under this Guaranty as if no such impairment, stay, modification, change, release or limitation had occurred.

8.        As used herein, the term “Surrender Date” shall mean the date upon which all of the following shall have occurred: (i) Tenant shall have surrendered to Landlord vacant possession of the Premises in the condition required under the terms of the Lease, (ii) Landlord shall have received a surrender agreement in the form annexed as Exhibit A (the “Surrender Agreement”) duly executed and acknowledged by Tenant and (iii) Landlord shall have received all keys and combinations to the Premises.

9.        This Guaranty and all rights, obligations and liabilities arising hereunder shall be construed according to the laws of the State of New York. Guarantor hereby irrevocably agrees that any legal action, suit or proceeding against Guarantor in connection with this Guaranty or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding may be brought in the United States Courts for the Southern District of New York, or in the courts of the State of New York, as Landlord may elect, and, by execution and delivery of this Lease, Guarantor hereby irrevocably accepts and submits to the venue and non-exclusive jurisdiction of each of the aforesaid courts in persona, generally and unconditionally with respect to any such action, suit, or proceeding for itself and in respect of its property. Guarantor further agrees that final judgment against Guarantor in any action, suit, or proceeding referred to herein shall be conclusive and may be enforced in any other jurisdiction, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its indebtedness. Guarantor hereby designates Proskauer Rose Goetz & Mendelson as its agent for service of process. Such designation may only be changed by written notice to Landlord designating another law firm having more than 100 lawyers with an office in New York City.

10.        Guarantor hereby waives any and all rights of subrogation (if any) which it may have against Tenant as a result of actions taken or amounts paid in connection with or relating to this Guaranty or to the Lease.

11.        Guarantor represents and warrants to Landlord that as of the date hereof:

(a) Guarantor has full power, authority and legal right to execute, deliver, perform and observe this Guaranty, including, without limitation, the payment of all moneys hereunder.

(b) The execution, delivery and performance by Guarantor of this Guaranty have been duly authorized by all necessary limited liability company action.

(c) This Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and other laws affecting creditors’ rights generally, to moratorium laws from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

12.        Guarantor shall not merge or consolidate with any other entity or sell all or substantially all of its assets unless either (a) Guarantor shall be the surviving entity or (b) contemporaneously with such merger or consolidation or sale, the surviving or purchasing entity executes and delivers to Landlord a guaranty, substantially in the form and substance of this Guaranty, together with reasonably satisfactory evidence of the due authorization, execution, delivery, validity, binding effect and enforceability thereof, but whether or not such execution and delivery shall take place the surviving or purchasing entity shall be bound by this Guaranty as if it had so executed and delivered such guaranty.

13.        If Landlord shall be obligated by reason of any bankruptcy, insolvency or other legal proceeding to pay or repay to Tenant or to Guarantor or to any trustee, receiver or other representative of either of them, any amounts previously paid by Tenant or Guarantor on account of the Covenants or pursuant to this Guaranty, Guarantor shall reimburse Landlord for any such payment or repayment and this Guaranty shall extend to the extent of such payment or repayment made by Landlord, except to the extent, if any, that such payment or repayment is prohibited by law or that such payment or repayment constitutes merely a reimbursement of any overpayment. Landlord shall not be required to litigate or otherwise dispute its obligation or make such payment or repayment if in good faith and on written advice of counsel Landlord believes that such obligation exists.

14.        Landlord and Guarantor shall each, at any time and from time to time, within ten (10) business days following request by the other, execute, acknowledge and deliver to the other a statement certifying that this Guaranty is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating such modifications) and that to the best of the certifying party’s knowledge, Guarantor is not in default hereunder (or if there is such a default, describing such default in reasonable detail).

15.        All remedies afforded to Landlord by reason of this Guaranty or the Lease, or otherwise available at law or in equity, are separate and cumulative remedies and no one remedy, whether or not exercised by Landlord, shall be deemed to be in exclusion of any other remedy available to Landlord and shall not limit or prejudice any other legal or equitable remedy which Landlord may have.

16.        If any term, covenant, condition or provision of this Guaranty or the application thereof to any circumstance or to Guarantor shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Guaranty or the application thereof to any circumstances or to Guarantor other than those as to which any term, covenant, condition or provision is held invalid or unenforceable, shall not be affected thereby and each remaining term, covenant, condition and provision of this Guaranty shall be valid and shall be enforceable to the fullest extent permitted by law.

17.        Any notice hereunder shall be in writing and personally delivered or sent by certified or registered mail, return receipt requested to Landlord or Guarantor at their respective addresses hereinabove set forth (to the attention of their respective General Counsel) or such other address designated by Landlord or Guarantor by 10 days’ prior notice. Any notice shall be deemed given as of the date of delivery as indicated by affidavit in case of personal delivery or by the return receipt in the case of mailing; and in the event of failure to deliver by reason of changed address of which no notice is given or refusal to accept delivery, as of the date of such failure as indicated by affidavit or return receipt as aforesaid.

18.        This Guaranty of Lease shall become effective immediately upon the consummation of the Distribution, as defined in the Draft Information Statement filed as an exhibit to the Registration Statement on Form 10 of MSG Spinco, Inc.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty of Lease as of the day and year first above written.

MSG SPORTS & ENTERTAINMENT, LLC

By:	/s/ Mark Schoenfeld
Name: Mark Schoenfeld
Title: Senior Vice President and Assistant Secretary

EXHIBIT A

SURRENDER AGREEMENT

THIS SURRENDER AGREEMENT, made as of the     day of         ,      between RCPI LANDMARK PROPERTIES, L.L.C., a Delaware limited liability company having an office at c/o Tishman Speyer Properties, L.P., 45 Rockefeller Plaza, New York, New York 10111 (“Landlord”) and Radio City Productions LLC, a Delaware limited liability company with an office at 1260 Avenue of the Americas, New York, New York 10019 (“Tenant”).

W I T N E S S E T H:

WHEREAS, by Agreement of Lease, dated as of December 4, 1997 (as the same has heretofore been amended, the “Lease”) between Landlord and Tenant, Landlord did demise and let unto Tenant, and Tenant did hire and take from Radio City Music Hall and portions of the buildings commonly known as 1270 Avenue of the Americas and 50 Rockefeller Plaza New York (the “Premises”); and

WHEREAS, Tenant desires to surrender the Premises effective upon the date this Agreement and all keys and combinations to the Premises are delivered to Landlord (such date being hereinafter referred to as the “Surrender Date”), upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1. Surrender of Premises. Effective as of the Surrender Date, Tenant hereby surrenders to Landlord all of Tenant’s right, title and interest in and to the Premises and the Lease, together with all alterations, installations, additions and improvements in and to said Premises (in the manner provided for in the Lease), to the intent and purpose that the estate of Tenant in and to the Premises shall be wholly extinguished as of the Surrender Date.

2. Representations. Tenant hereby warrants and represents to Landlord that nothing has been done or suffered by Tenant whereby the Lease, the Premises or the estate of Tenant in and to said Premises or any part thereof, has been encumbered in any way whatsoever; Tenant has good right to surrender the same; and that no one other than Tenant has acquired through or under Tenant any right, title or interest in and to the Lease or the term and estate thereby granted or in and to all or any part of the Premises covered by the Lease including, without limitation, all alterations, installations, additions, and improvements in and to the Premises.

3. Brokerage. Tenant further warrants and represents to Landlord that it has not dealt with any real estate agent or broker in connection with this Agreement and/or the Premises and that this Agreement was not brought about or procured through the use or instrumentality of any agent or broker. Tenant covenants and agrees to indemnify and hold Landlord harmless from and against any and all claims for commissions and other compensation made by any agent or agents and/or any broker or brokers based on any dealings between Tenant and any agent or agents and/or broker or brokers, together with all costs and expenses incurred by Landlord in resisting such claims (including, without limitation, attorneys’ fees).

4. Continuing Liability. The delivery of this Agreement to Landlord shall not affect any liability or obligation of Tenant under the Lease and shall not be construed to diminish, limit or otherwise reduce any liability or obligation that Tenant would otherwise have under the Lease if this Agreement were never delivered to Landlord.

5. Successors and Assigns. The covenants, conditions, provisions and agreements contained in this Agreement shall bind Tenant, its permitted successors and assigns and inure to the benefit of Landlord and its successors and assigns.

6. No Oral Modifications. This Agreement may not be changed, modified or canceled orally and shall inure to the benefit of and be binding upon the parties hereto, their successors, legal representatives and assigns.

7. Survival. The provisions of this Agreement shall survive the termination of the Lease.

IN WITNESS WHEREOF, the parties have executed this Surrender Agreement as of the day and year first above written.

LANDLORD:

RCPI LANDMARK PROPERTIES, L.L.C.

By:
Name:
Title:

TENANT:

RADIO CITY PRODUCTIONS LLC

By:
Name:
Title: